                                                                    EXHIBIT 12.1

                       STATEMENT RE: COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES

                                              Six Months
                                                Ended
                                               June 30,                   Year Ended December 31,
                                              ----------     -----------------------------------------------
                                                1999          1998      1997     1996      1995       1994
                                              ----------     -------   -------   -------  --------   -------
Fixed Charge Ratio

Interest Expense on Deposits                     87,571      180,724   176,789   169,847   165,280   129,766

Interest Expense on other borrowings             31,628       50,890    40,079    26,442    26,570    20,043

Building rent                                     1,125        2,102     2,217     2,106     2,040     1,902
Equipment rent                                    1,074        2,061     1,850     1,810     1,813     1,428
                                                ------------------------------------------------------------
                                                  2,199        4,163     4,067     3,916     2,200     2,188
                                                ============================================================

Rental Expense 67%                                1,473        2,789     2,725     2,624     1,474     1,466
Imputed Interest Exp 33%                            726        1,374     1,342     1,292       726       722

Fixed charges excluding interest on deposits     32,354       52,264    41,421    27,734    27,296    20,765
Fixed charges including interest on deposits    119,925      232,988   218,210   197,581   192,576   150,531

EARNINGS
Net income before taxes                          64,500      118,095   110,919   102,795    92,165    80,875
+fixed charges excluding interest on deposits    32,354       52,264    41,421    27,734    27,296    20,765
                                                ------------------------------------------------------------
                                                 96,854      170,359   152,340   130,529   119,461   101,640
                                                ============================================================

EARNINGS
Net income before taxes                          64,500      118,095   110,919   102,795    92,165    80,875
+fixed charges including interest on deposits   119,925      232,988   218,210   197,581   192,576   150,531
                                                ------------------------------------------------------------
                                                184,425      351,083   329,129   300,376   284,741   231,406
                                                ============================================================

RATIO OF EARNINGS TO FIXED CHARGES
   Excluding interest on deposits                 299.4        326.0     367.8     470.7     437.7     489.5
   Including interest on deposits                 153.8        150.7     150.8     152.0     147.9     153.7



The ratio of earnings to fixed charges for Old National has been computed by dividing earnings by fixed charges. "Earnings" include pretax income from continuing operations plus fixed charges. "Fixed charges" include the total of interest expense, capitalized interest expensed, or capitalized amortization of debt expense and any related discount or premium, and such portion of rental expense that is representative of the interest factor of each such rental.